Exhibit 3.1

INVENTRUST PROPERTIES CORP.

ARTICLES OF AMENDMENT

InvenTrust Properties Corp., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The first two sentences of Section 5.1 of Article V of the charter of the Company (the “Charter”) are hereby deleted in their entirety and the following are substituted in lieu thereof:

The total number of shares of stock that the Company has authority to issue is 186,000,000 shares of stock, of which 146,000,000 are shares of common stock, par value $0.001 per share (the “Common Stock”), and 40,000,000 are shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $186,000.

SECOND: The total number of shares of stock which the Company had authority to issue immediately prior to the foregoing amendment of the Charter was 1,500,000,000 shares of stock, consisting of 1,460,000,000 shares of common stock, par value $0.001 per share, and 40,000,000 shares of preferred stock, par value $0.001 per share. The aggregate par value of all authorized shares of stock having par value was $1,500,000.

THIRD: The total number of shares of stock which the Company has authority to issue pursuant to the foregoing amendment of the Charter is 186,000,000 shares of stock, consisting of 146,000,000 shares of common stock, par value $0.001 per share, and 40,000,000 shares of preferred stock, par value $0.001 per share. The aggregate par value of all authorized shares of stock having par value is $186,000.

FOURTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law (the “MGCL”) is not changed by the foregoing amendment of the Charter.

FIFTH: The foregoing amendment to the Charter was approved by a majority of the entire Board of Directors of the Company as required by law and was limited to a change expressly authorized to be made without any action by the stockholders of the Company by the Charter and Section 2-105(a)(13) of the MGCL and the Charter.

SIXTH: The undersigned officer of the Company acknowledges these Articles of Amendment to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be executed in its name and on its behalf by the undersigned President and attested by its Secretary this 28th day of April, 2022.

ATTEST:	INVENTRUST PROPERTIES CORP.

/s/ Christy L. David	By:	/s/ Daniel J. Busch
Christy L. David		Daniel J. Busch
Secretary		President